NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Third Quarter 2011 Earnings

•	Net income increased $165,500; up 16.9% from the third quarter 2010

•	Net income growth of 14.7% YTD; $3.2 million versus $2.8 million for 2010

•	Wealth Management income up $47,000, or 13.0%, from third quarter 2010

WARRENTON, Va., November 1, 2011 -- Fauquier Bankshares, Inc. (Nasdaq: FBSS) the parent holding company of The Fauquier Bank, reported net income of $1.15 million for the third quarter of 2011 compared with $982,000 for the third quarter of 2010, an increase of 16.9%.  Basic and diluted earnings per share for the third quarter of 2011 were each $0.31 compared with basic and diluted earnings per share of $0.27 in the third quarter 2010.  Earnings were higher for the third quarter of 2011 as a result of higher non-interest income and lower operating expense compared with the prior year’s third quarter.

Net income for the first nine months of 2011 was $3.2 million compared with $2.8 million for the same period in 2010, an increase of 14.7%.  Basic and diluted earnings per share for the first nine months of 2011 were $0.88 and $0.87, respectively, compared with basic and diluted earnings per share of $0.77 for the first nine months of 2010.

Randy Ferrell, President & CEO said, “We continue to improve our bottom line and are pleased to see the third consecutive quarterly double-digit increase over the prior-year, same-quarter earnings.  Net income benefited from an increase in Wealth Management fees and lower FDIC premiums, an expense that had seen significant increases since 2007.”

Return on average assets (ROAA) was 0.76% and return on average equity (ROAE) was 9.74% for the third quarter of 2011, an increase from 0.66% and 8.77%, respectively, from the third quarter of 2010.  For the nine month period ended September 30, 2011, Fauquier Bankshares' return on average assets was 0.72% and return on average equity was 9.38%, compared with 0.64% and 8.52%, respectively, for the nine month period ended September 30, 2010.

Net interest margin decreased 17 basis points to 3.97% in the third quarter of 2011 compared with 4.14% in the third quarter 2010.  Net interest income for the third quarter of 2011 decreased $15,500, when compared with the same period in 2010.  Net interest margin decreased 16 basis points to 4.05% in the first nine months of 2011 compared with 4.21% for the same period in 2010.  Net interest income for the first nine months of 2011 decreased $9,700 when compared with the same period in 2010.  Loan interest income declined because of a decrease in loan balances and because of lower average loan yields, the result of competitive rate pressure and the overall economic environment.

Loans, net of allowance for loan losses, decreased $11.8 million, or 2.6%, from $459.8 at September 30, 2010, to $448.0 million at September 30, 2011. Total deposits were $522.3 million at September 30, 2011 compared with $545.3 at September 30, 2010, a decrease of 4.2%.  The decrease was due to one large customer’s temporary deposit in the third quarter 2010.

The provision for loan losses for the third quarter of 2011 was $700,000 compared with the same amount in the third quarter of 2010.  The provision for loan losses was $1.47 million for the first nine months of 2011 compared with $1.45 for the first nine months of 2010.  Net loan charge-offs were $434,000 in the third quarter of 2011 compared with $367,000 in the third quarter of 2010.  Year-to-date, net charge-offs decreased $305,000 for the first nine months of 2011 to $896,000 compared with $1.2 million for the same period in 2010.  For the comparable nine-month period, there was a 25.4% decrease in net loan charge-offs.  The ratio of net charge-offs to average loans outstanding was 0.19% for the first nine months ended September 30, 2011.

“Our ability to lend in this economic environment continues to be challenging and primarily dependent on loan demand; nonetheless we continue to seek solid lending opportunities.”  Ferrell said.  “Gross loans decreased 2.3% from September 30, 2010 while net interest income remained relatively flat.  The decrease in net loan charge-offs reported for the nine months is particularly good performance, though we remain cautious and continue to appropriately provide to our loan loss reserves.”

The allowance for loan losses increased $1.2 million to $6.9 million, or 1.51%, of total loans at September 30, 2011, compared with $5.7 million, or 1.23%, of total loans at September 30, 2010.  The Company’s $6.9 million loan loss reserve provides 153% coverage of total non-performing loans at quarter-end.

Non-performing loans increased to $4.5 million or 0.99% of total loans as of September 30, 2011 compared with $2.0 million or 0.44% at September 30, 2010.    The Company’s nonperforming assets totaled $8.4 million or 1.39% of period end total assets at September 30, 2011 compared with $6.2 million or 1.00% of period end total assets at September 30, 2010.  Other Real Estate Owned (OREO) was $3.6 million at September 30, 2011 and consisted of four properties.

“The non-performing loans increase reflects the ongoing economic condition faced by commercial and real estate customers.” Ferrell said.  “In spite of the increase, our non-performing loans are favorably lower when compared with our national and Virginia peers.”

Non-interest income, including security gains and losses, increased $202,000, or 13.5%, from $1.5 million in the third quarter 2010 to $1.7 million in the third quarter 2011.  Fauquier Bankshares’ Wealth Management Services division income was $413,000 for the third quarter of 2011 compared with $365,000 for the same quarter one year earlier, an increase of 13.0%.  Non-interest expense for the third quarter 2011 was $4.98 million, a decrease of $64,000 or 1.3% compared with $5.0 million for the third quarter 2010.

Shareholders’ equity increased to $47.0 million, or 6.6%, at September 30, 2011 compared with $44.1 million at September 30, 2010.  The book value of FBSS’s stock was $12.81 per common share as of September 30, 2011.  Fauquier Bankshares' stock price closed at $11.52 per share on October 31, 2011.

The Company had combined assets of $604.6 million and total shareholders' equity of $47.0 million at September 30, 2011. Fauquier Bankshares' regulatory capital ratios continue to be deemed "Well Capitalized," the highest category assigned by the Federal Reserve Bank of Richmond.  At September 30, 2011, the Company's leverage ratio, an important indicator of financial health, was 8.69%, compared with 8.51% one year earlier. The Company's tier 1 and total risk-based ratios were 12.04% and 13.29%, respectively, at September 30, 2011, compared with 11.25% and 12.50% at September 30, 2010. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010

EARNINGS STATEMENT DATA:
Interest income	$ 6,837	$ 6,788	$ 6,839	$ 7,030	$ 7,128
Interest expense	1,287	1,265	1,301	1,445	1,562
Net interest income	5,550	5,523	5,538	5,585	5,566
Provision for loan losses	700	308	463	625	700
Net interest income after provision for loan losses	4,850	5,215	5,075	4,960	4,866
Noninterest income	1,681	1,576	1,437	1,495	1,538
Securities gains (losses)	24	3	(189)	(437)	(37)
Noninterest expense	4,983	5,263	5,131	4,993	5,047
Income before income taxes	1,572	1,531	1,192	1,025	1,320
Income taxes	424	393	271	155	338
Net income	$ 1,148	$ 1,138	$ 921	$ 870	$ 982

PER SHARE DATA:
Net income per share, basic	$ 0.31	$ 0.31	$ 0.25	$ 0.24	$ 0.27
Net income per share, diluted	$ 0.31	$ 0.31	$ 0.25	$ 0.24	$ 0.27
Cash dividends	$ 0.12	$ 0.12	$ 0.12	$ 0.12	$ 0.20
Average basic shares outstanding	3,669,758	3,669,758	3,655,354	3,636,758	3,636,638
Average diluted shares outstanding	3,688,974	3,686,259	3,669,529	3,652,631	3,653,598
Book value at period end	$ 12.81	$ 12.58	$ 12.27	$ 12.13	$ 12.13
BALANCE SHEET DATA:
Total assets	$ 604,594	$ 599,173	$ 593,550	$ 598,040	$ 624,353
Loans, net	447,964	447,808	455,097	460,442	459,785
Investment securities	51,807	52,605	52,221	49,926	50,501
Deposits	522,278	518,619	514,513	520,056	545,323
Transaction accounts (Demand & NOW accounts)	215,707	218,053	206,517	211,468	233,790
Shareholders' equity	47,001	46,156	45,032	44,106	44,109
PERFORMANCE RATIOS:
Net interest margin(1)	3.97%	4.06%	4.12%	3.96%	4.14%
Return on average assets	0.76%	0.77%	0.63%	0.57%	0.66%
Return on average equity	9.74%	9.99%	8.37%	7.78%	8.77%
Efficiency ratio(2)	67.43%	71.46%	73.73%	73.34%	69.53%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010
ASSET QUALITY RATIOS:
Nonperforming loans	$ 4,499	$ 2,957	$ 1,710	$ 2,109	$ 2,070
Other real estate owned	3,614	3,469	3,233	2,821	2,821
Foreclosed property	1	-	5	21	21
Nonperforming corporate bonds, at fair value	276	324	324	552	1,333
Total nonperforming assets	$ 8,390	$ 6,750	$ 5,272	$ 5,503	$ 6,245

Nonperforming loans to total loans, period end	0.99%	0.65%	0.37%	0.45%	0.44%
Nonperforming loans, other real estate owned and other repossessed assets as percentage of total loans, other real estate owned and other repossessed assets, period end	1.77%	1.40%	1.06%	1.05%	1.06%
Nonperforming assets to period end total assets	1.39%	1.13%	0.89%	0.92%	1.00%

Allowance for loan losses	$ 6,882	$ 6,616	$ 6,673	$ 6,307	$ 5,731
Allowance for loan losses to period end loans	1.51%	1.46%	1.45%	1.35%	1.23%
Allowance for loan losses as percentage of nonperforming loans, period end	152.97%	223.73%	390.15%	299.10%	276.84%
Allowance for loan losses as percentage of nonperforming loans, other real estate owned and other repossessed assets, period end	84.81%	102.96%	134.86%	127.41%	116.67%
Net loan charge-offs for the quarter	$ 434	$ 366	$ 96	$ 48	$ 367
Net loan charge-offs to average loans	0.10%	0.08%	0.02%	0.01%	0.08%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.69%	8.66%	8.53%	8.55%	8.51%
Tier 1 risk-based capital ratio	12.04%	11.82%	11.61%	11.30%	11.25%
Total risk-based capital ratio	13.29%	13.07%	12.87%	12.55%	12.50%
Tangible equity to total assets	7.77%	7.70%	7.59%	7.38%	7.06%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Nine Month Period Ended,
	Sep. 30, 2011	Sep. 30, 2010
EARNINGS STATEMENT DATA:
Interest income	$ 20,464	$ 21,301
Interest expense	3,852	4,680
Net interest income	16,612	16,621
Provision for loan losses	1,471	1,450
Net interest income after
provision for loan losses	15,141	15,171
Noninterest income	4,692	4,193
Securities gains (losses)	(161)	(425)
Noninterest expense	15,378	15,204
Income before income taxes	4,294	3,735
Income taxes	1,087	938
Net income	$ 3,207	$ 2,797

PER SHARE DATA:
Net income per share, basic	$ 0.88	$ 0.77
Net income per share, diluted	$ 0.87	$ 0.77
Cash dividends	$ 0.36	$ 0.60
Average basic shares outstanding	3,665,010	3,623,733
Average diluted shares outstanding	3,681,641	3,639,899

PERFORMANCE RATIOS:
Net interest margin(1)	4.05%	4.21%
Return on average assets	0.72%	0.64%
Return on average equity	9.38%	8.52%
Efficiency ratio(2)	71.14%	72.61%

Net loan charge-offs	$ 896	$ 1,201
Net loan charge-offs to average loans	0.19%	0.26%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.